Exhibit 10.26

OCUPHIRE PHARMA, INC.

October 1, 2018

MINA SOOCH
[*]
[*]

Dear Mina:

We are pleased to formalize your employment with OCUPHIRE PHARMA, INC., a Delaware corporation (the “Company”). The terms of your employment offer are as follows:

Your position has been and will continue to be President and CEO. You will report to the Board of the Company. Your annualized salary will be $400,000, paid in equal monthly installments in accordance with our normal payroll procedures. Salary will be effective from November 1, 2018. From October 1, 2018 until the earlier of April 1, 2019 or the closing of an aggregate total of $3.5 million of financing for the Company, 50% of your compensation will be paid in cash ($16,667 per month) and the remainder will be deferred compensation. At that time you will receive the total accumulated amount of deferred compensation in cash, an option to purchase shares of Ocuphire Pharma, Inc. Common Stock or a combination of cash and share option as determined by the Company’s Board of Directors. Your salary will paid entirely in cash thereafter. The Company has agreed to reimburse for healthcare premium expenses totaling $16,667 as well as a $10,000 bonus for services provided since July 1, 2018.

In addition to shares granted to you prior to the date of this letter agreement, which will continue to vest according to their original schedule, you will be granted an option to purchase 168,750 shares of Ocuphire Pharma, Inc. Common Stock (representing 5% of the fully diluted Ocuphire capable as of 10/1/18) at an exercise price of $0.95 per share under the Ocuphire Pharma, Inc., 2018 Equity Incentive Plan. The option will vest as of October 1, 2018 with respect to 20% of the shares or 33,750 shares, and will vest at the end of each month in twelve equal monthly installments from October 2018 through September 2019 with respect to the remaining 80% of the shares, as long as you remain employed by, or are providing services to (including as Board Member), the Company. Notwithstanding any provisions to the contrary in Paragraph 7 or 8 of the Option Agreement under the 2018 Plan, you may exercise the option with respect to vested shares at any time until April 8, 2028. See the Stock Option Grant Notice, Option Agreement and Ocuphire Pharma, Inc. 2018 Equity Incentive Plan in the form attached hereto as EXHIBIT A.

In addition to your role as President and CEO, you are a Founder and Board Director of the Company. Your role as Board Director is independent of your role as President and CEO. You have and may hold one or more officer titles such as Secretary of the Company.

During your employment, you will be allowed to participate in the benefit programs and arrangements that we make available to our employees, including medical/dental/vision, paid vacation and sick leave, contributory and non-contributory welfare and benefit plans, disability plans, death benefit and life insurance plans for which you are eligible under the terms of those plans.

During your employment, you will be eligible to participate in any bonus program established by the Company and for which you would be eligible.

During your employment, you will be entitled to reimbursement for expenses reasonably incurred in performing the duties in accordance with Company policy.

Your employment will be subject the terms of the Company’s employee handbook (as amended from time to time), which will supplement this letter agreement and is expressly incorporated by reference into this letter agreement.

Your employment is effective October 1, 2018. By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the Board of Directors of the Company. This letter agreement may be superseded at a future time by a subsequent employment or consulting agreement between you and the Company; for example as larger financings close and when the Company is public. Market terms for a biotech CEO such as competitive severance, annual bonus targets, other standard benefits, and target equity grants will be incorporated at that time.

You are required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement m the form attached hereto as EXHIBIT B.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. By signing this letter agreement you irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter agreement and the transactions contemplated hereby. BY SIGNING THIS LETTER AGREEMENT YOU ALSO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS LETTER AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ Alan R. Meyer

Alan R. Meyer, Board Director on behalf of the Board

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and accept this employment offer. By signing this letter agreement, I represent and warrant to the Company that 1 am under no contractual commitments inconsistent with my obligations to the Company. Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit, action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under state or federal civil rights statutes, must be brought or asserted by me within six (6) months of the event giving rise to the claim or be forever barred. I expressly waive any longer statute or other period of limitations to the county.

/s/ Mina Sooch	Dated: November 29, 2018
Mina Sooch